Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diageo plc:

We consent to the incorporation by reference in the registration statements listed below of Diageo plc of our report dated July 30, 2013, with respect to the consolidated balance sheet of Diageo plc as of June 30, 2013, and the related consolidated income statements, and consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for each of the years in the two-year period ended June 30, 2013, which report appears in the June 30, 2014 annual report on Form 20-F of Diageo plc.

Registration statements on Form F-3 (File No. 333-110804, 333-132732, 333-153488 and 333-179426)

Registration statements on Form S-8 (File Nos. 333-169934, 333-162490, 333-153481, 333-154338 and 333-182315)

KPMG Audit plc

London, England

12 August 2014